EXHIBIT 99.1

Oil States Promotes Scott Moses to President, Oil States Industries, Inc.

Charles Moses to Retire and Remain With the Company in Executive Advisory Capacity

HOUSTON, May 4, 2015 (GLOBE NEWSWIRE) -- After a distinguished 43-year career with the Company, Charles Moses has elected to retire from his role as president of the Company's offshore products segment, Oil States Industries ("OSI"), as of July 1, 2015. Charles will remain with the Company in a part-time, executive advisory capacity. Effective on the same date, Scott Moses, Senior Vice President, Operations, will be promoted to President of OSI.

"I want to thank Charles for his loyal service and dedicated efforts throughout his career at Oil States. His leadership, expertise in product integration and initiatives to enter into the deepwater oil and gas market have greatly impacted and shaped the Company that we are today. In addition, I'd like to congratulate Scott and give him my full support as he assumes his new leadership role," said Cindy B. Taylor, Oil States' President and Chief Executive Officer.

About Scott Moses

Scott Moses joined OSI in 1996 and has contributed considerably to the ongoing growth and success of the organization serving in various engineering, project management and senior leadership roles. He has been responsible for the Company's worldwide offshore products operations since being promoted to his most recent position of Senior Vice President, Operations, in 2013. Scott and his team have improved operational efficiency throughout the Company while directing worldwide facility expansions, accelerating R&D initiatives and integrating key acquisitions. Scott holds a B.S. in Mechanical Engineering from Texas A&M University.

About Oil States

Oil States International, Inc. is an energy services company with a leading market position as a manufacturer of products for deepwater production facilities and certain drilling equipment, as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the energy service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2014 filed by Oil States with the Securities and Exchange Commission on February 23, 2015.

CONTACT: Company Contact:
         Lloyd A. Hajdik
         Oil States International, Inc.
         Senior Vice President, Chief Financial Officer and Treasurer
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         Investor Relations
         713-470-4860